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                                                                      EXHIBIT 11

                            THE GYMBOREE CORPORATION

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 13 Weeks Ended                    26 Weeks Ended
                                           ---------------------------       ------------------------
                                            July 31,          Aug 1,          July 31,         Aug 1,
                                              1999             1998            1999             1998
                                           ---------         ---------       ---------        -------
NET INCOME (LOSS)                          $ (13,555)        $    (831)      $  (8,770)       $ 3,317
                                           =========         =========       =========        =======

Weighted average number of shares
outstanding during the period:

Common Stock                                  24,294            24,163          24,276         24,144

Add incremental shares from assumed
    exercise of stock options(1)                  --                --              --             77
                                           ---------         ---------       ---------        -------

Weighted average common and common
    equivalent shares outstanding             24,294            24,163          24,276         24,221
                                           =========         =========       =========        =======

BASIC NET INCOME (LOSS) PER SHARE          $   (0.56)        $   (0.03)      $   (0.36)       $  0.14
                                           =========         =========       =========        =======

DILUTED NET INCOME (LOSS) PER SHARE        $   (0.56)        $   (0.03)      $   (0.36)       $  0.14
                                           =========         =========       =========        =======


(1) Options to purchase weighted average shares totaling 209, 33, and 185 for the 13 weeks ended July 31, 1999 and August 1, 1998 and the 26 weeks ended July 31, 1999, respectively, were not included in the computation of diluted income per share because to do so would have been antidilutive.